NEWS RELEASE

December 14, 2004

GoldSpring Shareholders Prevent Re-Capitalization Effort and Remove Majority of the Board.

SCOTTSDALE AZ: December 14, 2004 - Steve Parent, President of GoldSpring, Inc. (OTCBB: GSPG) announces today that a majority of the Company's common shareholders signed a Consent Resolution on December 9, 2004 which removed seven members of the Company's Board of Directors and rescinded the November 30, 2004 Board Resolution that apparently authorized a re capitalization scheme, that if executed, could give majority shareholder control of GoldSpring to the group that financed the Company through an equity private placement in March of 2004. The removed directors and officers are: Robert T. Faber, John F. Cook, Leslie L. Cahan, Todd S. Brown, Christopher L. Aguilar, Stanley A. Hirschman and Phillip E. Pearce. The Majority Shareholder Consent Resolution directed the remaining members of the board to carry out the rescission of all business conducted at the November 30th Board meeting.

The shareholder action was initiated by Stephen Parent, one of the Company's directors, filing a formal dissent with the Company regarding the November 30th meeting and delivering to the Company a Demand for a Special Shareholders Meeting on December 7, 2004. Several shareholders, including Jubilee Investment Trust in London, who provided the first equity round of financing of the Company and who holds approximately 20% of its shares, then became concerned that the recapitalization scheme adopted by the directors on November 30 did not conform to the terms or the spirit of the original financing. Instead it appeared to be a scheme by which the investment group either could recover their investment at a premium or obtain two to three times the number of shares and warrants they purchased without any additional investment. These options were not offered to the remainder of the Company shareholders. In addition, four of the members of the board of directors appear to have financial interests in, or are affiliated with, the investors/debenture holders who have been given this benefit. As a result, seven shareholders controlling approximately 51% of the outstanding shares took action by majority consent, in accordance with the Company's Bylaws and the provisions of the Florida Business Corporation Act.

A Unanimous Director's Consent Resolution was also signed by the remaining Board members which appointed Steve Parent, President and his wife Judy as Secretary so that the Company would have the proper officers to conduct its business. In addition to removing the above named directors, Faber and Cook were also removed as officers and Cahan was terminated as a human resources consultant. None of the aforementioned former officers and directors has any further involvement with GoldSpring, other than as shareholders.

The current board of directors is comprised of Steve Parent, Rana Medhi and Jerrie Gasch. Mr. Gasch is independent and on GoldSpring's audit committee. An additional independent director candidate is being interviewed to join the audit committee. His background is solid in the mining business at a senior financial level. The board is also pursuing one additional member with legal and or financial expertise to round out its five person working board.

On Friday, December 10, 2004 the offices and property of the Company in Scottsdale, AZ were secured as well as the bank accounts at the Company's bank in Scottsdale. The Board has requested an independent forensic audit of existing cash on hand, receivables, payables and obligations of the Company as of December 10th, prior to authorizing any further banking activity by the Company. All accounts will also be reconciled back to the September 30, 2004 10-Q, filed with the SEC on November 9, 2004.

The new Board and Management team at GoldSpring are committed to the profitable operation of existing mining projects and to the closing of several pending deals. We are also committed to communicate with the shareholders often and with accurate and timely information.

Pursuant to the financing completed in March, 2004, the investors purchased shares at $0.46 per share plus additional warrants to purchase further shares at $0.46 and $0.86. The Company agreed to register the shares and warrants under a Form S-1 Registration Statement filed with the SEC. The S-1 was filed in April, 2004 and is still not effective. Pursuant to the original subscription agreement, penalties would ensue against the Company if the S-1 did not become effective in a timely manner. To date the Company allegedly owes the finance group over $1,000,000.00 in registration penalties. The current Board has determined that the existing S-1 may contain some material deficiencies, and has decided that no penalty will be paid until such time as the board investigates this matter fully.

The proposed re capitalization would create $12,000,000.00 in new debt, in place of the $10,000,000.00 of original equity. This would put the Company in a financially untenable position, would disqualify the pending AMEX listing and make it almost impossible to get additional financing on favorable terms, if at all. The proposed re-capitalization would allow conversion of the debt into new shares of the Company at $0.20 per share, less than half of the original price, with no new consideration.

The re-capitalization deal was announced on December 7, 2004 in a Press Release and in an 8-K filing with the SEC. The present board of directors believes that the Press Release was incomplete and potentially misleading in it's disclosure by characterizing the re-financing to be a "win - win" situation and that it "cemented the relationship with the investors".

Further information will be provided as soon as it is available.

Corporate & Investor Relations:
Craig Moore 480.505.4040
Email: info@goldspring.us
GoldSpring, Inc.
www.goldspring.us

Statements contained in this press release, which are not historical facts, are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties beyond the company's control, including but not limited to economic, competitive and other factors affecting the Company's operations, management team effectiveness, expansion strategies, available financing, market prices and recovery costs, government regulations involving the Company, facts and events not known at the time of this release, and other factors discussed in the Company's filings with the Securities and Exchange Commission. These statements are not guarantees of future performance and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements